CERTIFICATE OF ADJUSTMENT
             TO PURCHASE PRICE AND REDEMPTION PRICE
                     as amended and restated
 pursuant to the Rights Agreement, dated as of November 12, 1998
     ("Rights Agreement"), between MDU Resources Group, Inc.
       and Wells Fargo Bank Minnesota, N.A., Rights Agent



The undersigned, MDU Resources Group, Inc., a Delaware corporation (the "Company"), does hereby certify, pursuant to Section 12 of the Rights Agreement, that:

  - on October 29, 2003 (the "Effective Date"), for shareholders of record on October 10, 2003, the Company split its common stock, $1.00 per share ("Common Stock"), on a three-for-two basis;

  - pursuant to Section 11(n) of the Rights Agreement, as of the Effective Date, each right, as defined in the preamble to the Rights Agreement (each, a "Right" and, collectively, the "Rights"), entitles the registered holder thereof, until the earlier of the close of business on December 31, 2008 or the redemption or exchange of the Rights, to purchase from the Company two-thirds of one one-thousandth (.001) of one share of Series B Preference Stock, without par value, of the Company, at a purchase price of $125 per one one-thousandth of a Right; and

  - pursuant to Section 23(a) of the Rights Agreement, as of the Effective Date, each Right shall be redeemable by the Company at a redemption price of $.00667 per Right.

The Certificate of Adjustment, dated October 29, 2003, be, and it hereby is, rescinded.

     IN WITNESS WHEREOF, this certificate has been duly executed this 2nd day of February, 2004.

                              MDU RESOURCES GROUP, INC.



                              By:  /s/ VERNON A. RAILE
                                 Vernon A. Raile
                                 Senior Vice President and
                                   Chief Accounting Officer